Exhibit 3.1

AMENDMENT OF ARTICLES OF INCORPORATION OF

ENERGIZER SPINCO, INC.

Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1. The present name of the corporation and the name under which it was originally organized is Energizer SpinCo, Inc. (the “Corporation”).

2. An amendment to the Corporation’s Articles of Incorporation, filed January 9, 2015 (the “Articles of Incorporation”) was adopted by the sole shareholder of the Corporation on June 11, 2015.

3. Section A of ARTICLE THREE of the Articles of Incorporation is deleted in its entirety and replaced with the following:

“A. The aggregate number, class and par value of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares of common stock, par value $0.01 per share (“Common Stock”).”

4. Of the 1,000 shares of the common stock, par value $0.01 per share (“Common Stock”) outstanding, 1,000 of such shares were entitled to vote on such amendment.

5. The number of shares of such Common Stock voted for and against the amendment was as follows:

No. Voted For: 1,000

No. Voted Against: 0

[Signature Page Follows]

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040 RSMo.)

ENERGIZER SPINCO, INC.

By:	/s/ Mark S. LaVigne
Name:	Mark S. LaVigne
Title:	Vice President, Chief Operating Officer and Secretary

[Signature Page to Energizer SpinCo, Inc. Certificate of Amendment of Articles of Incorporation]